As filed with the Securities and Exchange Commission on November 29, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

SoFi Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	98-1547291 (I.R.S. Employer Identification Number)
234 1st Street
San Francisco, California 94105
(855) 456-7634
(Address of Principal Executive Offices)
Amended and Restated 2021 Stock Option and Incentive Plan
2024 Employee Stock Purchase Plan
(Full titles of the plans)
Christopher Lapointe
Chief Financial Officer
SoFi Technologies, Inc.
234 1st Street
San Francisco, California 94105
(855) 456-7634
(Name, address and telephone number of agent for service)

Copies to:
Benjamin K. Marsh, Esq. Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 (212) 813-8800	Stephen Simcock General Counsel and Secretary SoFi Technologies, Inc. 234 1st Street San Francisco, California 94105 (855) 456-7634

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.
The documents containing the information required under Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement on Form S-8 (this "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
The documents containing the information required under Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:
•The Registrant’s Annual Report on Form 10-K as of and for the fiscal year ended December 31, 2023 filed with the Commission on February 27, 2024;
•The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024;
•The Registrant's Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on January 29, 2024, January 31, 2024, February 8, 2024, March 5, 2024, March 6, 2024, March 8, 2024, March 8, 2024, March 26, 2024, March 26, 2024, April 29, 2024, May 23, 2024, July 3, 2024, July 30, 2024 and October 29, 2024; and
•The description of the Registrant’s securities contained in Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K as of and for the fiscal year ended December 31, 2021 filed on March 1, 2022, together with any amendment or report filed with the Commission for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and deemed to be part hereof from the date of filing of such documents. Unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K or 8-K/A that it has or may from time to time furnish to the Commission or any other document or information deemed to have been furnished and not filed with the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.
Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer's duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the corporation.
Additionally, the Certificate of Incorporation of the Registrant states no director of the Registrant shall have personal liability for monetary damages for any breach of fiduciary duty as a director to the extent permitted under the DGCL. The Certificate of Incorporation of the Registrant also states the Registrant shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law. The Bylaws of the Registrant provide that, to the fullest extent permitted by applicable law, the Registrant will indemnify its directors and officers who are made a party or threatened to be made a party to or are otherwise involved in any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director or officer of the Registrant or, while a director or officer, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or entity, against all liability and loss suffered and expenses reasonably incurred by such person in connection with such proceeding; provided indemnification of proceedings initiated by the person being indemnified must be authorized by the board of directors. Directors and officers also have the right to be paid to the fullest extent not prohibited by applicable law the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

The Registrant has entered into and expects to continue to enter into agreements to indemnify the Registrant’s directors, executive officers and other employees as determined by the Registrant’s board of directors. Under the terms of such indemnification agreements, the Registrant is required to indemnify each of the Registrant’s directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was the Registrant’s director or officer or was serving at the Registrant’s request in an official capacity for another entity. The Registrant must indemnify the Registrant’s officers and directors against all reasonable direct and indirect costs, fees and expenses of any type or nature whatsoever, including all disbursements, obligations or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in any actual, threatened, pending or completed action, suit, arbitration, mediation, alternative dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding. The indemnification agreements also require the Registrant, if so requested, to advance all direct and indirect costs, fees and expenses of any type or nature whatsoever that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by the Registrant.
The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
EXHIBIT INDEX

Exhibit No.	Description	Form	File Number	Date of Filing	Exhibit Number Reference
4.1	Certificate of Incorporation of SoFi Technologies, Inc.	8-K	001-39606	June 4, 2021	3.1
4.2	By-Laws of SoFi Technologies, Inc.	8-K	001-39606	June 4, 2021	3.2
4.3	Specimen Common Stock Certificate of SoFi Technologies, Inc.	S-4/A	333-252009	February 10, 2021	4.6
5.1+	Opinion of Goodwin Procter LLP
23.1+	Consent of Deloitte & Touche LLP
23.2+	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1+	Power of Attorney (included on signature page of this Registration Statement)
99.1	Amended and Restated 2021 Stock Option and Incentive Plan and forms of agreement thereunder	10-Q	001-39606	November 9, 2022	10.1
99.2	2024 Employee Stock Purchase Plan	DEF 14A	001-39606	April 8, 2024	Appendix A
107+	Filing Fee Table
_______________
+    Filed herewith.
Item 9. Undertakings.
(a) The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to     be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 29th day of November, 2024.

SOFI TECHNOLOGIES, INC.

By:	/s/ Christopher Lapointe
Name:	Christopher Lapointe
Title:	Chief Financial Officer
POWER OF ATTORNEY AND SIGNATURES
Each person whose signature appears below hereby constitutes and appoints each of Anthony Noto and Christopher Lapointe as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below and on November 29, 2024.

Name	Title

/s/ Anthony Noto	Chief Executive Officer and Director
Anthony Noto	Principal Executive Officer

/s/ Christopher Lapointe	Chief Financial Officer
Christopher Lapointe	Principal Financial Officer and Principal Accounting Officer

/s/ Tom Hutton	Chairman of the Board of Directors
Tom Hutton

/s/ Steven Freiberg	Vice Chairman of the Board of Directors
Steven Freiberg

/s/ Ruzwana Bashir	Director
Ruzwana Bashir

/s/ Michael Bingle	Director
Michael Bingle

/s/ Dana Green	Director
Dana Green

/s/ John Hele	Director
John Hele

/s/ Clara Liang	Director
Clara Liang

/s/ Gary Meltzer	Director
Gary Meltzer

/s/ Magdalena Yeşil	Director
Magdalena Yeşil